                                                               Exhibit 99.(4)(c)

                            UBS RETIREMENT MONEY FUND
                      (A SERIES OF UBS RMA MONEY FUND INC.)

                                                  Effective as of August 1, 2006

UBS Financial Services Inc.
1285 Avenue of the Americas
New York, New York 10019-6028

Re: Fee Waiver Agreement

Ladies and Gentlemen:

     1. You serve as investment advisor and administrator to UBS Retirement Money Fund (the "Portfolio"), a series of UBS RMA Money Fund Inc., a Maryland corporation (the "Fund"), pursuant to an Investment Advisory and Administration Contract dated as of March 23, 1989 (the "Advisory Contract").

     2. You hereby agree that you will waive compensation otherwise payable to you under Section 8(a)(iii) of the Advisory Contract so that the fee rate is reduced to an annual rate calculated in accordance with the following fee schedule:

AVERAGE DAILY NET ASSETS                            ANNUAL RATE
------------------------                            -----------
Up to $300 million of average daily net assets         0.50%
In excess of $300 million up to $750 million           0.44%
Over $750 million                                      0.36%

     3. This Agreement and the fee waiver contemplated hereby shall become effective as of August 1, 2006, and shall continue in effect unless it is terminated by a vote of a majority of those directors of the Fund who are not parties to the Advisory Contract or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such termination, and
(ii) by the Fund's board or by vote of a majority of the outstanding voting securities of the Fund.

     4. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling. Any amendment to this fee waiver agreement shall be in writing and signed by the parties hereto.

          If you are in agreement with the foregoing, please sign the form of acceptance below and return the same to us.

Very truly yours,

UBS RMA MONEY FUND INC. on behalf of its

UBS RETIREMENT MONEY FUND


By: /s/ Thomas Disbrow
    ---------------------------------
Title: Vice President & Treasurer
       ------------------------------


By: /s/ Keith A. Weller
    ---------------------------------

Title: Vice President & Assistant Secretary
       ------------------------------


Accepted and agreed to by:

UBS FINANCIAL SERVICES INC.


By: /s/ Peter Stanton
    ---------------------------------
Title: Executive Director
       ------------------------------


By: /s/ Steve Roussin
    ---------------------------------
Title: Managing Director
       ------------------------------